SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

GUILFORD PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23736	52-1841960

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6611 Tributary Street Baltimore, Maryland	21224

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 631-6300

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

     On September 3, 2004, we entered into a Consulting Services and Separation Agreement, attached as Exhibit 10.1 to this Report, with our Chairman, President and CEO, Craig R. Smith, M.D., in connection with Dr. Smith’s announced resignation from those positions. See Item 5.02 of this Report for a description of that Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On September 1, 2004, we issued a news release (See Exhibit 99.1 below) announcing that Dr. Smith has voluntarily resigned from his positions as President, Chief Executive Officer and Chairman. His resignations are to be effective on the earlier of the date designated by the Board of Directors, expected to be the date his successor is hired, or our 2005 annual meeting. Dr. Smith is not resigning from the Board of Directors and will remain on the Board of Directors.

     We have also entered into a Consulting Services and Separation Agreement with Dr. Smith, which is attached as Exhibit 10.1 to this Current Report. This Agreement supersedes our existing employment agreements with Dr. Smith dated July 14, 1993 and September 9, 1996. Under the terms of this Agreement, Dr. Smith will provide consulting services to us for a period of one year following his resignation date. We will continue to pay Dr. Smith’s current base salary for a 36 month period following his resignation date as well as provide current life, health and disability insurance benefits. These payments will terminate upon Dr. Smith’s full-time employment. Dr. Smith will continue to vest in all currently unvested stock options through this 36 month period. In addition, we will pay for Dr. Smith’s reasonable expenses in providing consulting services and we will grant to Dr. Smith 100,000 restricted stock units under our 2002 Stock Award and Incentive Plan on his resignation date, which vest in equal amounts on the first and second anniversary of his resignation date, and will pay to Dr. Smith a cash payment equal to 50% of his current annual base salary payable in two equal installments, the first installment due on the later of his resignation date or January 3, 2005, and the second installment due promptly following the first anniversary of his resignation date. This Agreement also contains a two year non compete provision and customary releases.

     The Board of Directors has commenced a search for a successor to Dr. Smith.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On August 31, 2004, the Board of Directors amended Section 3 and Section 5 of our Amended and Restated Bylaws to redefine the role of the chairman of the board of directors In the prior Bylaws the Chairman of the Board was the chief executive officer of the corporation . As amended, the Chairman need not be an officer of the corporation, but is the presiding officer at all meetings of the Board of Directors and stockholders. Certain conforming changes were made to reflect this change. The Board of Directors did not make any changes to the other sections of our

Amended and Restated Bylaws. We have filed the full text of our Amended and Restated Bylaws, as so amended, as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)

3.1	Amended and Restated Bylaws of Guilford Pharmaceuticals Inc. (Filed herewith).

10.1.	Consulting Services and Separation Agreement dated September 3, 2004 by and between Guilford Pharmaceuticals Inc. and Craig R. Smith, M.D. (Filed herewith).

99.1	Press release announcing the resignation of Craig R. Smith, M.D. as Chairman of the Board and Chief Executive Officer dated September 1, 2004. (Filed herewith).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guilford Pharmaceuticals Inc.

Date: September 3, 2004	By:	/s/ Asher M. Rubin

Asher M. Rubin
Vice President, General Counsel and Secretary